EXHIBIT 4

INSTRUMENTS DEFINING THE RIGHTS OF SECURITY HOLDERS, INCLUDING INDENTURES

Exhibit 4 is:

Shareholder Rights Agreement dated November 12, 2007, which document is incorporated by reference to Form 8-A, filed with the Commission on November 13, 2007.

Industrial Development Revenue Bonds dated April 1, 2001, maturing April 1, 2021.

Industrial Development Revenue Bonds dated May 1, 1996, maturing May 1, 2016.

Amended and Restated Note Purchase Agreement dated January 24, 2003, re: $50,000,000 5.36% Senior Secured Notes due November 30, 2009.

Note Purchase Agreement dated November 25, 2005, re: SGD 51,000,000 4.25% Senior Secured Notes due November 25, 2012.

The Company agrees to provide to the Securities and Exchange Commission, on request, copies of instruments defining the rights of security holders of long-term debt of the Company.